Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-124165 on Form S-8 of our report dated March 29, 2005, relating to the financial statements and financial statement schedule of Odimo Incorporated appearing in this Annual Report on Form 10-K of Odimo Incorporated for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Miami, Florida
March 31, 2006